July 26, 2011	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Quarterly Earnings of
$0.37 Per Diluted Common Share

Financial Results for the Second Quarter and First Half of 2011:

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $33.0 million, or 1.7%, from December 31, 2010, mainly due to increases in multi-family residential mortgage loans and commercial real estate loans. Partially offsetting these increases were decreases in the FDIC-covered loan portfolios. The Company’s loan portfolio, excluding FDIC-covered loans, increased $54.5 million, or 3.4%, from December 31, 2010.  The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.43%, 2.48%, and 2.48% at June 30, 2011, December 31, 2010, and June 30, 2010, respectively.

•
Asset Quality: Classified loans and foreclosed assets, which include non-performing assets and potential problem loans, were $108.6 million at June 30, 2011, down $15.8 million from March 31, 2011 and $25.4 million from December 31, 2010.  Non-performing assets, excluding FDIC-covered non-performing assets, at June 30, 2011, were $83.5 million, a decrease of $3.1 million from $86.6 million at March 31, 2011 and an increase of $5.2 million from $78.3 million at December 31, 2010.  Non-performing assets were 2.44% of total assets at June 30, 2011, compared to 2.47% at March 31, 2011.  Compared to March 31, 2011, non-performing loans decreased $11.6 million to $25.3 million at June 30, 2011, while foreclosed assets increased $8.5 million to $58.2 million.  Potential problem loans were $25.1 million at June 30, 2011, a decrease of $12.7 million, or 33.6%, from March 31, 2011 and a decrease of $30.6 million, or 54.9%, from December 31, 2010.

•
Total Deposits:  Total deposits increased $26.9 million, or 1.0%, from December 31, 2010. Largely contributing to this increase was a $94.7 million, or 7.3%, increase in checking account deposits and a $25.6 million, or 11.7%, increase in CDARS customer deposits, offset in part by a decrease in brokered certificates of deposit of $78.8 million, or 54.6%, and a decrease in retail certificates of deposit of $14.6 million, or 1.6%, from the end of 2010.

•
Net Interest Income:  Net interest income for the second quarter of 2011 increased $13.2 million to $40.3 million compared to $27.1 million for the second quarter of 2010. Net interest margin was 5.21% for the quarter ended June 30, 2011, compared to 3.57% for the second quarter in 2010. The net interest margin for the second quarter of 2011 increased 16 basis points from the quarter ended March 31, 2011.  Excluding the additional yield accretion of the discount on acquired loan pools that was recorded during the period, net interest margin was 3.55% for the quarter ended June 30, 2011, up from 3.43% for the quarter ended March 31, 2011.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended June 30, 2011, were $0.37 per diluted common share ($5.1 million available to common shareholders) compared to the $0.35 per diluted common share ($5.0 million available to common shareholders) for the quarter ended June 30, 2010.

Preliminary earnings for the six months ended June 30, 2011, were $0.73 per diluted common share ($10.2 million available to common shareholders) compared to the $0.69 per diluted common share ($9.7 million available to common shareholders) for the six months ended June 30, 2010.

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For the quarter ended June 30, 2011, return on average equity was 8.88%; return on average assets was 0.68%; and net interest margin was 5.21% compared to 9.10%, 0.65% and 3.57%, respectively, for the quarter ended June 30, 2010. For the six months ended June 30, 2011, return on average equity was 9.12%; return on average assets was 0.68%; and net interest margin was 5.13% compared to 8.98%, 0.62% and 3.52%, respectively, for the six months ended June 30, 2010.

President and CEO Joseph W. Turner commented on the Company’s results, “The second quarter and first half of 2011 produced solid results. We continued to attract new checking deposit customers and saw a continued favorable shift in our deposit mix to lower-cost transaction accounts. Lending activity increased modestly over the first six months and we saw some increased loan demand in the second quarter of 2011.

“Our focus on working through our problem credits has not wavered and we continue to make progress in resolving these credits. Non-performing assets at June 30, 2011, increased from the end of 2010, but decreased slightly from the end of the first quarter of 2011. Compared to March 31, 2011, our non-performing loans decreased $11.6 million and our potential problem loans decreased $12.7 million, so our total classified loans decreased over $24 million during the quarter.  Foreclosed assets, excluding those assets covered by loss sharing agreements, increased $8.5 million during the quarter as these assets proceed toward resolution.  During the first half of 2011, our total classified loans decreased over $34 million.  While our objective is obviously to decrease our level of non-performing assets, we expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at elevated levels and to potentially fluctuate from period to period.

“Similar to our first quarter results and as noted in our income discussions, net interest income and non-interest income were significantly impacted in the second quarter as a result of our review and on-going evaluation of the FDIC-covered loans acquired in 2009.  We determined that our expected cash flows on these portfolios were better than previously expected, which resulted in additional interest income being accreted on these loan portfolios. This was the primary driver of the increase in net interest income and the net interest margin. Excluding the effects of this income accretion, our net interest income and net interest margin were slightly improved compared to the quarters ended March 31, 2011 and June 30, 2010.  A decrease in non-interest income also was recorded related to this increase in expected cash flows on these loan portfolios as we reduced the indemnification asset, because we expect to submit fewer losses to the FDIC for reimbursement.

“Reported expenses in the second quarter of 2011 increased from the quarter ended June 30, 2010. The increase was primarily due to the growth of our Company’s banking center network and higher FDIC insurance premiums. We continue to focus on our non-interest expenses in order to maintain efficient operations.

“We remain cautiously optimistic about the second half of 2011; however, with current U. S. economic and political issues and the bank regulatory environment, we expect the rest of year to be one of challenges for the industry.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net interest income	$40,292	$27,124	$79,653	$53,695
Provision for loan losses	8,431	12,000	16,631	17,500
Non-interest income	(2,159)	14,139	(3,930)	23,137
Non-interest expense	22,137	20,808	43,747	42,951
Provision for income taxes	1,675	2,631	3,562	5,018
Net income	$5,890	$5,824	$11,783	$11,363

Net income available to common shareholders	$5,108	$4,976	$10,155	$9,676
Earnings per diluted common share	$0.37	$0.35	$0.73	$0.69

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NET INTEREST INCOME

Net interest income for the second quarter of 2011 increased $13.2 million to $40.3 million compared to $27.1 million for the second quarter of 2010. Net interest margin was 5.21% in the second quarter of 2011, compared to 3.57% in the same period of 2010, an increase of 164 basis points. Net interest income for the first half of 2011 increased $26.0 million to $79.7 million compared to $53.7 million for the first half of 2010. Net interest margin was 5.13% in the first half of 2011, compared to 3.52% in the same period of 2010, an increase of 161 basis points. The average interest rate spread was 5.10% and 5.02% for the three and six months ended June 30, 2011, compared to 3.56% and 3.51% for the three and six months ended June 30, 2010. For the quarter ended June 30, 2011, the average interest rate spread increased 15 basis points compared to the average interest rate spread of 4.95% in the quarter ended March 31, 2011.

The primary reason for the increase in the Company’s net interest margin was additional yield accretion recognized in conjunction with the updated estimate of the fair value of the loan pools acquired in the 2009 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. This cash flows estimate has increased each quarter, beginning with the third quarter of 2010, based on payment histories and reduced loss expectations of the loan pools.  This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the third quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected life of the loan pools, whichever is shorter.  The impact of these adjustments on the Company’s financial results for the current reporting period is shown below:

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	(In thousands)
Impact on net interest income/ net interest margin (in basis points)	$12,814	166	$25,481	164
Non-interest income	(11,491)		(22,753)
Net impact to pre-tax income	$1,323		$2,728

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $25.3 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(22.1) million.  Of the remaining adjustments, we expect to recognize $15.2 million of interest income and $(13.5) million of non-interest income (expense) in the remainder of 2011.  Additional adjustments may be recorded in future periods as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the positive impact of the additional yield accretion, net interest margin decreased two basis points, primarily due to overall decreases in yields on investments and loans, excluding the yield accretion income discussed above, when compared to the year-ago quarter.  Partially offsetting the decreases in investment and loan yields, excluding the yield accretion income discussed above, was a change in the deposit mix over the last year.  Since June 30, 2010, lower-cost transaction deposits increased as customers added to existing accounts or new customer accounts were opened while higher-cost brokered deposits decreased.  In the last half of 2010 and the first half of 2011, the Company redeemed brokered deposits without replacement due to the Company’s existing high liquidity levels.  Retail certificates of deposit also continued to decrease, and those that were renewed or replaced generally had lower market rates of interest.

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For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2011, non-interest income decreased $16.3 million to a negative $2.2 million when compared to the quarter ended June 30, 2010, primarily as a result of the following items:

•
Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the FDIC-covered loan portfolios, $11.5 million of amortization (expense) was recorded in the 2011 period relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.

•
Securities gains and impairments:  During the second quarter of 2011, no securities were sold and therefore, no gains or losses on sales were recognized.  However, during the second quarter of 2010, a $3.5 million gain was recorded due to sales of mortgage-backed securities.  During the second quarter of 2011, a $400,000 loss was recorded as a result of an impairment write-down in the value of an investment in a non-agency CMO.  The Company continues to hold this security in the available-for-sale category.  During the second quarter of 2010, no impairment write-downs were necessary based on analyses of the securities portfolio.

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Service charges and ATM fees:  Overdraft regulations on ATM and certain debit card transactions became effective during the third quarter of 2010.  These overdraft regulations were expected to adversely affect overdraft fees and this expectation has proven accurate. Compared to the quarter ended June 30, 2010, income related to total service charges and ATM fees decreased $588,000 during the quarter ended June 30, 2011.

For the six months ended June 30, 2011, non-interest income decreased $27.0 million to a negative $3.9 million when compared to the six months ended June 30, 2010, primarily as a result of the following items:

•
Amortization of indemnification asset:  As previously described, due to the increase in cash flows expected to be collected from the FDIC-covered loan portfolios, $22.8 million of amortization (expense) was recorded in the 2011 period relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.

•
Securities gains and impairments:  As previously discussed, during the first half of 2010, a $3.5 million gain was recorded due to sales of mortgage-backed securities and during the first half of 2011, a $400,000 loss was recorded as a result of an impairment write-down in the value of an investment in a non-agency CMO.

•
Service charges and ATM fees:  Due to the new overdraft regulations previously described, compared to the six months ended June 30, 2010, income related to total service charges and ATM fees decreased $1.1 million during the six months ended June 30, 2011.

Partially offsetting the above decreases in non-interest income was a $513,000 increase in commission income during the six months ended June 30, 2011, compared to the same period in 2010, primarily due to increased activity for Great Southern Travel.

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NON-INTEREST EXPENSE

For the quarter ended June 30, 2011, non-interest expense increased $1.3 million to $22.1 million, when compared to the quarter ended June 30, 2010.  The increase was primarily due to the following items:

•
New banking centers:  Continued internal growth of the Company since the quarter ended June 30, 2010 caused an increase in non-interest expense during the quarter ended June 30, 2011.  The Company opened two retail banking centers in the St. Louis, Mo. market area, one in Clayton, Mo. in May 2011, and the other in Des Peres, Mo. in September 2010. A new banking center was also opened in Forsyth, Mo. in December 2010 that complements existing banking centers in that market area.   The operation of these three new locations increased non-interest expense for the quarter ended June 30, 2011 by $195,000 over the same period in 2010.  For additional information on the Company’s growth, see the “Business Initiatives” section of this release.

•
Salaries and benefits:  As a result of the Company’s overall growth, the number of associates employed by the Company in operational and lending areas increased 3.1% from June 30, 2010 to June 30, 2011.  This personnel increase, as well as general merit increases for existing employees, led to a large portion of the increased salaries and benefits paid of $542,000 in the quarter ended June 30, 2011 when compared with the quarter ended June 30, 2010.

•	FDIC insurance premiums: In the second quarter of 2011, deposit insurance premiums increased $378,000 over the second quarter of 2010 due to an increase in the Company’s insured deposits.

For the six months ended June 30, 2011, non-interest expense increased $796,000, to $43.7 million, when compared to the six months ended June 30, 2010.  The increase was primarily due to the following items:

•
New banking centers: Continued internal growth of the Company through new banking centers in Clayton, Mo., Des Peres, Mo. and Forsyth, Mo., as mentioned above, also contributed to the increase in non-interest expense in the first half of 2011.  The operation of these three new locations increased non-interest expense for the six months ended June 30, 2011 by $351,000 over the same period in 2010.

•
Salaries and benefits:  As discussed above, increases in personnel and general merit increases for existing employees led to a large portion of the increased salaries and benefits paid of $1.1 million in the six months ended June 30, 2011 when compared with the six months ended June 30, 2010.

•	FDIC insurance premiums: In the first six months of 2011, deposit insurance premiums increased $693,000 over the first six months of 2010 due to an increase in the Company’s insured deposits.

Partially offsetting the above increases in non-interest expense was a $1.5 million decrease in expense on foreclosed assets for the six months ended June 30, 2011 when compared to the same period in 2010.  The decrease was primarily due to higher write-downs on foreclosed assets in the 2010 period.

The Company’s efficiency ratio for the quarter ended June 30, 2011, was 58.05% compared to 50.43% for the same quarter in 2010. The efficiency ratio for the six months ended June 30, 2011, was 57.77% compared to 55.90% for the same period in 2010.  The changes in the ratios from the prior to current periods were primarily due to decreases in the yield on investments and changes in gains/losses on securities, as well as the increases in non-interest expense.   The Company’s ratio of non-interest expense to average assets increased from 2.31% and 2.36% for the three and six months ended June 30, 2010, respectively, to 2.57% and 2.52%

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for the three and six months ended June 30, 2011.  The increase in the current period ratios is due to lower average assets and increased non-interest expense in the 2011 periods.  Average assets for the quarter ended June 30, 2011 decreased $163.4 million, or 4.5%, from the quarter ended June 30, 2010.  Average assets for the six months ended June 30, 2011 decreased $177.0 million, or 4.9%, from the six months ended June 30, 2010.

INCOME TAXES

For the three and six months ended June 30, 2011, the Company’s effective tax rates were 22.1% and 23.2%, respectively, due to the effects of investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate. The decrease in the taxes due to tax credits is partially offset by higher non-interest expense related to the amortization of the investment in the tax credits.  Credits totaling $562,000 and $1.0 million for the three and six months ended June 30, 2011, respectively, were used to reduce the Company’s tax expense which resulted in corresponding amortization in non-interest expense of $352,000 and $704,000 for the three and six months ended June 30, 2011, respectively, to reduce the investment in these credits.  In future periods, the Company expects its effective tax rate will be approximately 22%-24%.  The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of its utilization of tax credits.

CAPITAL

As of June 30, 2011, total stockholders’ equity was $314.4 million (9.2% of total assets). As of June 30, 2011, common stockholders’ equity was $257.7 million (7.5% of total assets), equivalent to a book value of $19.14 per common share.  Total stockholders’ equity at December 31, 2010, was $304.0 million (8.9% of total assets). As of December 31, 2010, common stockholders’ equity was $247.5 million (7.3% of total assets), equivalent to a book value of $18.40 per common share.

At June 30, 2011, the Company’s tangible common equity to total assets ratio was 7.4% compared to 7.1% at December 31, 2010. The tangible common equity to total risk-weighted assets ratio was 12.6% at June 30, 2011, compared to 12.4% at December 31, 2010.

As of June 30, 2011, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of June 30, 2011, the Company’s Tier 1 leverage ratio was 9.62%, Tier 1 risk-based capital ratio was 16.47%, and total risk-based capital ratio was 17.73%. On June 30, 2011, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.40%, Tier 1 risk-based capital ratio was 14.38%, and total risk-based capital ratio was 15.64%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP in December 2008, it exceeded all “well-capitalized” regulatory benchmarks and, as indicated above, it continues to exceed these benchmarks.  The Company issued to the U.S. Treasury 58,000 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share.

Through its preferred stock investment, the Treasury receives a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable by the Company at 100% of the issue price, subject to the approval of the Company’s primary federal regulator.

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PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended June 30, 2011, decreased $3.6 million to $8.4 million when compared with the quarter ended June 30, 2010.  The provision for loan losses for the six months ended June 30, 2011, decreased $869,000 to $16.6 million when compared with the six months ended June 30, 2010.  At June 30, 2011, the allowance for loan losses was $40.5 million, a decrease of $1.0 million from December 31, 2010.  Net charge-offs were $9.8 million and $12.0 million for the quarters ended June 30, 2011 and 2010, respectively.  Net charge-offs were $17.6 million and $17.0 million for the six months ended June 30, 2011 and 2010, respectively.  Ten relationships make up $14.9 million of the net charge-off total for the six months ended June 30, 2011. General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs. As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss sharing agreements, was 2.43%, 2.48%, and 2.48% at June 30, 2011, December 31, 2010, and June 30, 2010, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the non-performing assets totals and the non-performing loans, potential problem loans and foreclosed assets discussion and tables below because losses from these assets are substantially covered under loss sharing agreements with the.  In addition, FDIC-supported TeamBank and Vantus Bank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, and September 4, 2009, respectively.  The overall performance of FDIC-covered loan pools has been consistent with, or better than, original expectations as of the acquisition dates.

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As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at June 30, 2011, were $83.5 million, an increase of $5.2 million from $78.3 million at December 31, 2010, and a decrease of $3.1 million from March 31, 2011.  Non-performing assets as a percentage of total assets were 2.44% at June 30, 2011, compared to 2.30% at December 31, 2010.

Compared to March 31, 2011, non-performing loans decreased $11.6 million to $25.3 million while foreclosed assets increased $8.5 million to $58.2 million.  Construction and land development loans comprised $6.8 million, or 27.1%, of the total $25.3 million of non-performing loans at June 30, 2011.  Non-performing commercial real estate loans decreased $10.9 million in the three months ended June 30, 2011, and were $5.3 million, or 21.1%, of the total non-performing loans at June 30, 2011.

Compared to March 31, 2011, potential problem loans decreased $12.7 million, or 33.6%.  This decrease included $5.3 million of loans removed from potential problem loans, $5.2 million of loans transferred to non-performing loans and $4.2 million in charge-offs.

Activity in the non-performing loans category during the quarter ended June 30, 2011, was as follows:

	Beginning Balance, April 1	Additions	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$637	$438	$--	$--	$--	$(57)	$(186)	$832
Subdivision construction	3,938	3,296	--	--	(1,416)	(1,047)	(105)	4,666
Land development	1,806	--	--	--	(457)	--	--	1,349
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	6,147	1,311	--	--	(1,575)	(344)	(155)	5,384
Other residential	3,137	--	--	--	--	--	(44)	3,093
Commercial real estate	16,224	58	(3,687)	(147)	(3,619)	(2,764)	(728)	5,337
Other commercial	3,449	245	--	(3)	(42)	(7)	(89)	3,553
Consumer	1,509	357	(111)	(23)	(16)	(183)	(488)	1,045

Total	$36,847	$5,705	$(3,798)	$(173)	$(7,125)	$(4,402)	$(1,795)	$25,259

At June 30, 2011, the commercial real estate category of non-performing loans included 9 loans.  The largest two relationships in this category totaled $1.4 million and $1.0 million, respectively, or 45.7% of the total category, and were collateralized by properties in St. Louis, and Springfield, Mo., respectively.  The decrease in the commercial real estate category was primarily due to two large relationships collateralized by properties in St. Louis, Mo. and Rogers, Ark.  Within the commercial real estate category, these two relationships primarily account for the amount removed from non-performing, $2.2 million of the transfers to foreclosed assets and $1.7 million of the charge-offs.  The one- to four-family residential category included 51 loans, nine of which were added during the current quarter.

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Activity in the potential problem loans category during the quarter ended June 30, 2011, was as follows:

	Beginning Balance, April 1	Additions	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$433	$440	$--	$--	$--	$--	$(203)	$670
Subdivision construction	2,867	239	--	(390)	--	--	(116)	2,600
Land development	10,311	27	--	--	(3,832)	(1,327)	(7)	5,172
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	6,487	1,594	(462)	--	--	(291)	(1,954)	5,374
Other residential	5,672	189	(3,850)	--	--	(1,715)	(3)	293
Commercial real estate	8,526	1,414	--	--	--	--	(27)	9,913
Other commercial	3,397	654	(886)	--	(1,361)	(828)	(41)	935
Consumer	99	124	(62)	--	--	--	(23)	138

Total	$37,792	$4,681	$(5,260)	$(390)	$(5,193)	$(4,161)	$(2,374)	$25,095

At June 30, 2011, the commercial real estate category of potential problem loans included 13 loans, the largest of which had a balance of $3.5 million, or 35.6% of the total category, and was collateralized by a hotel in Kansas City, Mo.  The one- to four-family residential category included 36 loans, 16 of which were added during the quarter and relate to one borrower relationship.  These loans totaled $1.4 million or 25.6% of the total category and were collateralized by rental properties in Springfield, Mo.  The land development category of potential problem loans included six loans, the largest of which had a balance of $2.5 million, or 48.4% of the total category, and was collateralized by commercial land in southwest Missouri.  The transfers to foreclosure and charge-offs in the land development category for the quarter represent two related loans that were collateralized by commercial land in southwest Missouri.  The significant decrease in the other residential category was due the charge-down and refinancing of one loan collateralized by a retail and residential building in St. Louis, Mo.

Activity in foreclosed assets, excluding $12.3 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended June 30, 2011, was as follows:

	Beginning Balance, April 1	Additions	Proceeds from Sales	Capitalized Costs	ORE Expense Write-Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$1,349	$--	$--	$34	$(80)	$1,303
Subdivision construction	18,986	1,365	(380)	--	(2)	19,969
Land development	13,809	4,339	--	--	--	18,148
Commercial construction	3,997	--	(1,250)	--	--	2,747
One- to four-family residential	3,040	1,575	(1,291)	--	(85)	3,239
Other residential	4,178	800	--	--	--	4,978
Commercial real estate	4,043	3,619	(1,569)	--	--	6,093
Commercial business	--	42	(10)	--	--	32
Consumer	318	1,635	(233)	--	--	1,720

Total	$49,720	$13,375	$(4,733)	$34	$(167)	$58,229

At June 30, 2011, the subdivision construction category of foreclosed assets included 60 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $4.9 million, or 24.7% of the total category.  Of the total dollar amount in the subdivision construction category, 19.6% is located in Branson,

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Mo.  The land development category of foreclosed assets included 27 properties, the largest of which had a balance of $4.3 million, or 23.6% of the total category.  Of the total dollar amount in the land development category, 41.8% was located in northwest Arkansas, including the largest property previously mentioned.

BUSINESS INITIATIVES

As part of its long-term strategic plan, the Company anticipates opening two to three banking centers per year as conditions warrant.  In May 2011, the Company opened a banking center in an office complex at 8235 Forsyth Boulevard in Clayton, Mo., a suburb of St. Louis. In addition, the Company’s Creve Coeur loan production office relocated to the same office complex. Clayton is a major business center of metropolitan St. Louis and the St. Louis County seat.

In August 2011, a new full-service banking center on South Campbell Avenue is expected to open. The banking center will replace a current office on South Campbell, which is less than a mile from the new site, and will offer better access and greater convenience for customers.

The Company has purchased property on West 135th Street in Olathe, Kan., in an established retail business district. Plans are to relocate the current banking center at 11120 South Lone Elm Road, which is located in a lesser developed area of Olathe. Great Southern Travel also expects to move its current Olathe office to the new site. A first quarter 2012 opening is anticipated.

In June 2011, the Company introduced online loan applications on its website. Customers can apply online for fixed rate and adjustable rate conventional mortgages, FHA and VA home loans, and home equity lines of credit.  The online loan application service enhances the Company’s online channel for customers complementing its online depository account opening service implemented several years ago.

In March 2011, Great Southern submitted its application to possibly participate in the U.S. Treasury’s Small Business Lending Fund (SBLF). Enacted into law in 2010 as part of the Small Business Jobs Act, the SBLF is a $30 billion fund that encourages lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The SBLF provides an option for eligible community banks to refinance CPP funds. As noted above, the Company received $58.0 million in CPP funds from the Treasury through the sale of preferred stock. Under the SBLF, the 5% dividend rate (which is the rate currently being paid by the company under CPP) could potentially be reduced for a period of time, depending on the level of small business lending. While the Company did submit an application, there is no obligation to participate upon acceptance by the Treasury. More information about the SBLF can be found at www.treasury.gov/SBLF.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended June 30, 2011, was $18.95.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 76 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition

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activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the new overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and six months ended June 30, 2011, and 2010, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2011	2010
Selected Financial Condition Data:	(In thousands)

Total assets	$3,418,224	$3,411,505
Loans receivable, gross	1,951,372	1,918,374
Allowance for loan losses	40,487	41,487
Foreclosed assets, net	70,577	60,262
Available-for-sale securities, at fair value	831,059	769,546
Deposits	2,622,772	2,595,893
Total borrowings	466,287	495,554
Total stockholders’ equity	314,395	304,009
Common stockholders’ equity	257,672	247,529
Non-performing assets (excluding FDIC-covered assets)	83,488	78,320

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2011	2010	2011	2010	2011
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$49,144	$39,612	$98,185	$79,366	$49,040
Interest expense	8,852	12,488	18,532	25,671	9,679
Net interest income	40,292	27,124	79,653	53,695	39,361
Provision for loan losses	8,431	12,000	16,631	17,500	8,200
Non-interest income	(2,159)	14,139	(3,930)	23,137	(1,772)
Non-interest expense	22,137	20,808	43,747	42,951	21,609
Provision for income taxes	1,675	2,631	3,562	5,018	1,887
Net income	$5,890	$5,824	$11,783	$11,363	$5,893
Net income available-to-common shareholders	$5,108	$4,976	$10,155	$9,676	$5,048

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2011	2010	2011	2010	2011
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.37	$0.35	$0.73	$0.69	$0.36
Book value	$19.14	$18.47	$19.14	$18.47	$18.48

Earnings Performance Ratios:
Annualized return on average assets	0.68%	0.65%	0.68%	0.62%	0.68%
Annualized return on average stockholders’ equity	8.88%	9.10%	9.12%	8.98%	9.37%
Net interest margin	5.21%	3.57%	5.13%	3.52%	5.05%
Average interest rate spread	5.10%	3.56%	5.02%	3.51%	4.95%
Efficiency ratio	58.05%	50.43%	57.77%	55.90%	57.49%
Non-interest expense to average total assets	2.57%	2.31%	2.52%	2.36%	2.48%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.43%	2.48%	2.43%	2.48%	2.49%
Non-performing assets to period-end assets	2.44%	2.00%	2.44%	2.00%	2.47%
Non-performing loans to period-end loans	1.29%	1.19%	1.29%	1.19%	1.90%
Annualized net charge-offs to average loans	2.36%	2.89%	2.14%	2.02%	1.92%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30, 2011	December 31, 2010	March 31, 2011
Assets

Cash	$81,240	$69,756	$72,836
Interest-bearing deposits in other financial institutions	274,185	360,215	389,461
Cash and cash equivalents	355,425	429,971	462,297

Available-for-sale securities	831,059	769,546	838,178
Held-to-maturity securities	1,865	1,125	1,125
Mortgage loans held for sale	8,798	22,499	7,401
Loans receivable (1), net of allowance for loan losses of $40,487 – June 2011; $41,487 – December 2010	1,910,885	1,876,887	1,888,493
FDIC indemnification asset	76,387	100,878	87,410
Interest receivable	11,690	12,628	11,667
Prepaid expenses and other assets	54,688	52,390	50,674
Foreclosed assets held for sale (2), net	70,577	60,262	61,872
Premises and equipment, net	76,902	68,352	73,098
Goodwill and other intangible assets	4,980	5,395	5,188
Federal Home Loan Bank stock	11,241	11,572	11,524
Current and deferred income taxes	3,727	—	—

Total Assets	$3,418,224	$3,411,505	$3,498,927

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,622,772	$2,595,893	$2,675,706
Federal Home Loan Bank advances	151,889	153,525	152,261
Securities sold under reverse repurchase agreements with customers	229,693	257,180	266,220
Structured repurchase agreements	53,116	53,142	53,129
Short-term borrowings	660	778	660
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	2,791	3,765	3,558
Advances from borrowers for taxes and insurance	1,929	1,019	1,196
Accounts payable and accrued expenses	10,050	10,395	9,395
Current and deferred income taxes	—	870	670

Total Liabilities	3,103,829	3,107,496	3,193,724

Stockholders’ Equity
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding 58,000 shares	56,723	56,480	56,601
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2011 – 13,461,614 shares, December 2010 – 13,454,000 shares	134	134	134
Common stock warrants; 909,091 shares	2,452	2,452	2,452
Additional paid-in capital	20,936	20,701	20,818
Retained earnings	225,428	220,021	222,653
Accumulated other comprehensive gain	8,722	4,221	2,545

Total Stockholders’ Equity	314,395	304,009	305,203

Total Liabilities and Stockholders’ Equity	$3,418,224	$3,411,505	$3,498,927

(1)
At June 30, 2011 and December 31, 2010, includes loans net of discounts totaling $283.3 million and $304.8 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

(2)
At June 30, 2011 and December 31, 2010, includes foreclosed assets net of discounts totaling $12.3 million and $11.4 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2011	2010	2011	2010	2011
Interest Income
Loans	$42,243	$32,553	$84,327	$64,747	$42,084
Investment securities and other	6,901	7,059	13,858	14,619	6,956
	49,144	39,612	98,185	79,366	49,040
Interest Expense
Deposits	6,661	10,140	14,147	20,797	7,486
Federal Home Loan Bank advances	1,304	1,407	2,601	2,804	1,297
Short-term borrowings and repurchase agreements	747	799	1,503	1,792	756
Subordinated debentures issued to capital trust	140	142	281	278	140
	8,852	12,488	18,532	25,671	9,679

Net Interest Income	40,292	27,124	79,653	53,695	39,361
Provision for Loan Losses	8,431	12,000	16,631	17,500	8,200
Net Interest Income After Provision for Loan Losses	31,861	15,124	63,022	36,195	31,161

Noninterest Income
Commissions	2,486	2,344	4,923	4,410	2,437
Service charges and ATM fees	4,473	5,061	8,535	9,644	4,063
Net gains on loan sales	702	755	1,609	1,548	907
Net realized gains (losses) on sales and impairments of available-for-sale securities	(400)	3,465	(400)	3,465	—
Late charges and fees on loans	162	237	284	441	122
Accretion of income related to business acquisition	(10,296)	1,665	(20,049)	2,565	(9,754)
Other income	714	612	1,168	1,064	453
	(2,159)	14,139	(3,930)	23,137	(1,772)

Noninterest Expense
Salaries and employee benefits	11,709	11,167	23,281	22,203	11,573
Net occupancy expense	3,639	3,382	7,329	6,871	3,690
Postage	811	835	1,566	1,667	755
Insurance	1,498	1,120	2,945	2,252	1,446
Advertising	408	580	683	799	275
Office supplies and printing	354	360	632	823	278
Telephone	513	566	1,139	1,108	625
Legal, audit and other professional fees	723	626	1,485	1,291	762
Expense on foreclosed assets	627	416	1,056	2,583	429
Other operating expenses	1,855	1,756	3,631	3,354	1,776
	22,137	20,808	43,747	42,951	21,609

Income Before Income Taxes	7,565	8,455	15,345	16,381	7,780
Provision for Income Taxes	1,675	2,631	3,562	5,018	1,887
Net Income	5,890	5,824	11,783	11,363	5,893
Preferred Stock Dividends and Discount Accretion	782	848	1,628	1,687	845

Net Income Available to Common Shareholders	$5,108	$4,976	$10,155	$9,676	$5,048

Earnings Per Common Share
Basic	$0.38	$0.37	$0.75	$0.72	$.38
Diluted	$0.37	$0.35	$0.73	$0.69	$.36

Dividends Declared Per Common Share	$0.18	$0.18	$0.36	$0.36	$.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $506,000 and $483,000 for the three months ended June 30, 2011, and 2010, respectively.  Fees included in interest income were $1.1 million and $907,000 for the six months ended June 30, 2011, and 2010, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	June 30, 2011(1)	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.42%	$305,887	$5,827	7.64%	$341,800	$5,204	6.11%
Other residential	5.47	252,564	3,771	5.99	216,004	3,180	5.90
Commercial real estate	5.90	665,535	13,379	8.06	691,917	11,117	6.44
Construction	5.53	262,272	9,006	13.77	331,040	5,454	7.06
Commercial business	5.55	177,662	5,054	11.41	171,415	3,016	6.61
Other loans	7.24	209,087	4,171	8.00	223,119	3,647	6.56
Industrial revenue bonds	5.99	70,485	1,035	5.89	62,844	935	5.97

Total loans receivable	5.94	1,943,492	42,243	8.72	2,038,139	32,553	6.41

Investment securities	3.47	846,169	6,731	3.19	771,917	6,920	3.60
Other interest-earning assets	0.19	315,231	170	0.22	234,294	139	0.24

Total interest-earning assets	4.76	3,104,892	49,144	6.35	3,044,350	39,612	5.22
Non-interest-earning assets:
Cash and cash equivalents		74,936			280,965
Other non-earning assets		262,206			280,101
Total assets		$3,442,034			$3,605,416

Interest-bearing liabilities:
Interest-bearing demand and savings	0.71	$1,113,021	2,018	0.73	$898,182	2,143	0.96
Time deposits	1.47	1,251,663	4,643	1.49	1,561,764	7,997	2.05
Total deposits	1.11	2,364,684	6,661	1.13	2,459,946	10,140	1.65
Short-term borrowings and repurchase agreements	1.05	292,806	747	1.02	353,472	799	0.91
Subordinated debentures issued to capital trust	1.84	30,929	140	1.82	30,929	142	1.84
FHLB advances	3.47	152,107	1,304	3.44	167,514	1,407	3.37

Total interest-bearing liabilities	1.24	2,840,526	8,852	1.25	3,011,861	12,488	1.66
Non-interest-bearing liabilities:
Demand deposits		265,348			257,876
Other liabilities		14,314			23,322
Total liabilities		3,120,188			3,293,059
Stockholders’ equity		321,846			312,357
Total liabilities and stockholders’ equity		$3,442,034			$3,605,416

Net interest income:
Interest rate spread	3.52%		$40,292	5.10%		$27,124	3.56%
Net interest margin*				5.21%			3.57%
Average interest-earning assets to average interest-bearing liabilities		109.3%			101.1%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at June 30, 2011 does not include the impact of the accretable yield (income) on loans acquired in the 2009 FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2011 results of operations.

	June 30, 2011(1)	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.42%	$309,789	$11,876	7.73%	$344,405	$10,352	6.06%
Other residential	5.47	244,774	7,343	6.05	216,372	6,465	6.03
Commercial real estate	5.90	655,193	26,434	8.14	703,234	22,325	6.40
Construction	5.53	267,721	18,089	13.63	342,350	10,321	6.97
Commercial business	5.55	176,543	10,298	11.76	170,288	5,885	6.08
Other loans	7.24	209,280	8,211	7.91	231,331	7,400	6.45
Industrial revenue bonds	5.99	71,420	2,076	5.86	66,687	1,999	6.04

Total loans receivable	5.94	1,934,720	84,327	8.79	2,074,667	64,747	6.29

Investment securities	3.47	838,691	13,522	3.25	774,268	14,356	3.74
Other interest-earning assets	0.19	358,057	336	0.19	226,098	263	0.23

Total interest-earning assets	4.76	3,131,468	98,185	6.32	3,075,033	79,366	5.20
Non-interest-earning assets:
Cash and cash equivalents		74,146			291,754
Other non-earning assets		259,509			275,301
Total assets		$3,465,123			$3,642,088

Interest-bearing liabilities:
Interest-bearing demand and savings	0.71	$1,101,713	4,125	0.76	$873,741	4,201	0.97
Time deposits	1.47	1,283,874	10,022	1.57	1,618,236	16,596	2.07
Total deposits	1.11	2,385,587	14,147	1.20	2,491,977	20,797	1.68
Short-term borrowings and repurchase agreements	1.05	307,374	1,503	0.99	365,397	1,792	0.99
Subordinated debentures issued to capital trust	1.84	30,929	281	1.83	30,929	278	1.81
FHLB advances	3.47	152,556	2,601	3.44	168,013	2,804	3.37

Total interest-bearing liabilities	1.24	2,876,446	18,532	1.30	3,056,316	25,671	1.69
Non-interest-bearing liabilities:
Demand deposits		258,644			253,489
Other liabilities		15,084			23,162
Total liabilities		3,150,174			3,332,967
Stockholders’ equity		314,949			309,121
Total liabilities and stockholders’ equity		$3,465,123			$3,642,088

Net interest income:
Interest rate spread	3.52%		$79,653	5.02%		$53,695	3.51%
Net interest margin*				5.13%			3.52%
Average interest-earning assets to average interest-bearing liabilities		108.9%			100.6%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at June 30, 2011 does not include the impact of the accretable yield (income) on loans acquired in the 2009 FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2011 results of operations.